Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Centennial Bank Holdings, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-127456) and Form S-8 (No. 333-124855) of Centennial Bank Holdings, Inc. of our report dated March 23, 2007, with respect to the consolidated balance sheets of Centennial Bank Holdings, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2006 and 2005 and the periods July 17, 2004 to December 31, 2004 (Successor), and January 1, 2004 to July 16, 2004 (Predecessor), management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Centennial Bank Holdings, Inc.

Our audit report on the consolidated financial statements has an explanatory paragraph that refers to the Company’s restatement of its consolidated statement of cash flows for the year ended December 31, 2005.

/s/ KPMG LLP

Denver, Colorado

March 23, 2007